SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                  RAILTEX, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                 [RAILTEX LOGO]


April 26, 1999



DEAR SHAREHOLDER:

You are cordially invited to attend the 1999 Annual Meeting of Shareholders of RailTex, Inc. to be held on Wednesday, May 26, 1999, at 10:00 a.m. (CDT) at the McNay Art Museum, 6000 North New Braunfels, San Antonio, Texas. We look forward to this opportunity to update you on developments here at RailTex and to greet our new shareholders.

We hope you will attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,


/s/ RONALD A. RITTENMEYER
    Ronald A. Rittenmeyer
    CHAIRMAN, PRESIDENT AND
    CHIEF EXECUTIVE OFFICER

                                  RAILTEX, INC.
                            4040 Broadway, Suite 200
                            San Antonio, Texas 78209

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 26, 1999


TO THE SHAREHOLDERS OF RAILTEX, INC.:

      NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of RailTex, Inc., a Texas corporation, will be held at the McNay Art Museum, 6000 North New Braunfels, San Antonio, Texas, on Wednesday, May 26, 1999, at 10:00 a.m. (CDT) for the following purposes:

      (1) To elect three (3) Directors to serve as Class I Directors for terms expiring in 2002 and one (1) Director to serve as a Class II Director for a term expiring in 2001, and until their respective successors are duly elected and qualified;

      (2) To increase by 400,000 the maximum number of shares of Common Stock issuable under the Company's 1993 Stock Plan, as amended (the "1993 Plan");

      (3) To approve the appointment of Arthur Andersen LLP as the Company's auditors for the 1999 fiscal year; and

      (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only Shareholders of record at the close of business on March 31, 1999 will be entitled to vote at the meeting or any adjournment thereof. A complete list of Shareholders entitled to vote at the meeting will be on file at the Company's corporate office at 4040 Broadway, Suite 200, San Antonio, Texas, for a period of ten (10) days prior to the meeting. During such time, the list will be open to the examination of any Shareholder during ordinary business hours for any purpose germane to the meeting.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE. The 1998 Annual Report of the Company and Form 10-K has been mailed with this Notice and Proxy Statement to each Shareholder entitled to vote at the meeting.

      If because of a disability you will need auxiliary aids or services to attend the meeting, please contact the Secretary prior to the meeting.


RAILTEX, INC.


/s/ THOMAS W. ARNST
    Thomas W. Arnst
    VICE PRESIDENT-GENERAL COUNSEL
        AND SECRETARY

Dated:   April 26, 1999

                                RAILTEX, INC.
                           4040 Broadway, Suite 200
                           San Antonio, Texas 78209


                               PROXY STATEMENT

      The accompanying proxy is solicited by the Board of Directors of RailTex, Inc., a Texas corporation ("RailTex" or the "Company"), to be voted at the 1999 Annual Meeting of Shareholders at 10:00 a.m. (CDT) on Wednesday, May 26, 1999, or at any adjournment thereof. This Proxy Statement and the accompanying proxy card are first being mailed to Shareholders on or about April 26, 1999.


                              VOTING AND PROXIES

      Only holders of record of Common Stock of the Company at the close of business on March 31, 1999 will be entitled to vote at the meeting. There were 9,286,126 shares of Common Stock outstanding on the record date. Each share of Common Stock outstanding is entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.

      All shares represented by proxies will be voted in accordance with the Shareholders' directions. If the proxy card is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this Proxy Statement. Any Shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company by submitting a later-dated proxy, or by attending the meeting and voting in person.

      The election of each nominee for Director requires a plurality of the votes cast. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of (i) the increase by 400,000 in the maximum number of shares of Common issuable under the Company's 1993 Stock Plan, as amended (the "1993 Plan"), and (ii) the appointment of auditors. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting; however, abstentions and broker non-votes will not be included in determining the number of votes cast on any matter.

                          PROCEDURES FOR THE MEETING

      Business at the meeting will be conducted in accordance with the procedures determined by the Chairman of the meeting and will be limited to matters properly brought before the meeting pursuant to the procedures prescribed in the Company's Bylaws. Those procedures include the requirement that any Shareholder who desires either to bring a Shareholder proposal before an Annual Meeting or to nominate a person for election as a Director at an Annual Meeting give written notice, prior to such Annual Meeting, to the Company with respect to the proposal or nominee. (See "Shareholder Proposals for 2000 Annual Meeting.") The Chairman of the meeting may refuse to acknowledge any Shareholder proposal or any nomination for Director not made in accordance with the foregoing.

                                 PROPOSAL #1

                            ELECTION OF DIRECTORS

      The Bylaws of the Company provide for a Board of Directors of not less than three (3) members and not more than ten (10) members. Currently, there are nine (9) Directors. At the 1995 Annual Meeting of Shareholders, the Company's Bylaws were amended to classify the Board of Directors into three classes, each of which class of Directors, after an interim arrangement, will serve for three years, with one class being elected each year. At the 1995 Annual Meeting of Shareholders, the classified Board of Directors was implemented by the election of the initial Class I, Class II, and Class III Directors to serve for terms of one year, two years, and three years, respectively.

      The Board of Directors proposes the election of three (3) Directors to serve as Class I Directors and one (1) Director to serve as a Class III Director at the 1999 Annual Meeting of Shareholders. The Class I Director nominees are Laura D. Davies, Bruce M. Flohr and Palmer L. Moe and the Class III Director nominee is Ronald A. Rittenmeyer. The nominees for Class I Directors, if elected, will serve for a three year term expiring in 2002 and until their respective successors are elected and qualified. The Class III Director, if elected, will serve a two year term expiring in 2001 and until his respective successor is elected and qualified. The Board of Directors recommends a vote FOR such nominees.

      The proxies named in the accompanying proxy card, who have been designated by the Board of Directors, intend to vote for the above mentioned nominees for election as Directors, unless otherwise specified. Such nominees have indicated a willingness to serve as Directors, but should any of them decline or be unable to serve, the persons named as proxies may vote for another person in the place of such nominees according to their best judgment and in the interest of the Company.

      The following information is furnished with respect to each of the nominees. Such information includes all positions with the Company and principal occupations during the last five (5) years.

      Nominees for election as Class I Directors, whose terms expire in 2002:

      LAURA D. DAVIES, age 40, served as Director, Vice President-Finance and Chief Financial Officer of RailTex from July 1995 until she resigned in May 1998. She currently serves as a Director of RailTex. Mrs. Davies was Vice President-Finance of RailTex Service Co., Inc. ("RSC"), a subsidiary of RailTex, from February 1995 to June 1995 and served as Controller of RSC since 1986. Mrs. Davies is a Certified Public Accountant and from 1981 to 1986 was employed by Arthur Andersen LLP.

      BRUCE M. FLOHR, age 59, founded RailTex in 1977, and has served as Chairman of the Board of Directors since that date until February 1999 when he became Founder and Chairman Emeritus. From October 1995 to August 1998, Mr. Flohr served as Chief Executive Officer of RailTex. From 1977 to October 1995, Mr. Flohr also served as President of RailTex. From 1975 through 1977, Mr. Flohr held the positions of Deputy Administrator and Acting Administrator of the Federal Railroad Administration in Washington, D.C. In those positions, he had primary responsibility for rail safety, operation of the Alaska Railroad, and operation of the Transportation Test Center at Pueblo, Colorado. Mr. Flohr was employed by Southern Pacific Transportation Company from 1965 through 1975 and served as Division Superintendent of its San Antonio Division from 1971 through 1975. He is a founder and past Chairman of the Regional Railroads of America and has previously served as a Director of the Association of American Railroads. Mr. Flohr is also a Director of Harmon Industries, Inc. and the Transportation Technology Center, Inc.

      PALMER L. MOE, age 55, has served as a Director since June 1996 and is the Chairman of the Audit Committee. Mr. Moe is the Executive Director of the Kronkosky Charitable Foundation. Mr. Moe has also served as president of 20 Resources, LLC, a privately held mining joint venture since July 1997. In addition, since 1992, Mr. Moe has served as President of Storen Resources, Inc., a privately owned corporation. From 1983 to 1992, Mr. Moe was President and Chief Operating Officer of Valero Energy Corporation. From 1965 to 1983, Mr. Moe held various positions with Arthur Andersen LLP, including Managing Partner of the San Antonio office from 1978 to 1983.

      Nominee for election as Class III Director, whose term expires in 2001:

      RONALD A. RITTENMEYER, age 51, has served as President, Chief Executive Officer and Director of RailTex since August 1998 and Chairman of the Board of Directors since February 1999. Prior to joining RailTex, Mr. Rittenmeyer was President and Chief Operating Officer of Ryder TRS, Inc. from 1996 to August 1998. From 1995 to 1996, Mr. Rittenmeyer was President and Chief Operating Officer of Merisel, Inc. From 1994 to 1995, Mr. Rittenmeyer was with Burlington Northern, Inc. as Executive Vice President and most recently, Chief Operating Officer. Prior to 1994, Mr. Rittenmeyer was with Frito-Lay, Inc. for almost 20 years where he rose to become Vice President-Operations.

      The following information is furnished with respect to each of the continuing Directors. Such information includes all positions with the Company and principal occupations during the last five years.

      Class II Directors, whose terms expire in 2000:

      HEATHER J. GRADISON, age 46, has served as a Director since 1990 and is the Chairman of the Compensation Committee and a member of the Nominating Committee. Ms. Gradison is an international and domestic consultant specializing in advising on issues for regulatory reform. From 1990 until 1994, Ms. Gradison served as Assistant to the President for the American Enterprise Institute for Public Policy Research. From 1985 until 1990, Ms. Gradison served as Chairman of the Interstate Commerce Commission, and from 1982 until 1985, she was a Commissioner of the Interstate Commerce Commission. From 1975 to 1982, Ms. Gradison was employed by the Southern Railway System.

      FERD. C. MEYER, JR., age 59, has served as a Director since 1977 and is a member of the Audit and Compensation Committees. Mr. Meyer is Executive Vice President and General Counsel of Central and South West Corporation, a public holding company for five electric utility companies operating in Texas, Oklahoma, Arkansas, Louisiana, and the United Kingdom. From 1988 to January 1998, Mr. Meyer was Senior Vice President and General Counsel of Central and South West Corporation. From 1986 to 1988, Mr. Meyer was Vice President and Assistant General Counsel of Central and South West Services, Inc., a subsidiary of Central and South West Corporation.

      WILLIAM G. PAGONIS, age 57, has served as a Director since February 1999. Mr. Pagonis is Executive Vice President of Logistics for Sears, Roebuck and Company, where he is responsible for all of Sears' logistics functions, including vendor relations, transportation, distribution, international logistics, outlet stores, home delivery services and the integration of logistics information services. Prior to joining Sears in November 1993, Mr. Pagonis served in the U.S. Army for 29 years, retiring with the three-star rank of Lieutenant General.

      Class III Directors, whose terms expire in 2001:

      ROBERT M. AYRES, JR., age 72, has served as a Director since 1988 and is the Chairman of the Nominating Committee and a member of the Compensation Committee. Mr. Ayres is currently a financial consultant and investor. From 1977 until 1988, Mr. Ayres was President, Vice Chancellor, and Chief Executive Officer of the University of the South. From 1973 to 1977, Mr. Ayres was Senior Vice President and a Director of Rotan Mosle, Inc. From 1962 to 1973, he was President and Director of Russ and Company, Inc., an investment banking firm. Mr. Ayres is also a Director of Howell Corporation, Rochelle Communications and James Avery Craftsmen.

      ROBERT R. LENDE, age 58, served as a Director, Executive Vice President, and Chief Financial Officer of RailTex from 1980 until he retired in June 1995. He currently serves as a Director of RailTex and is a member of the Audit and Nominating Committees. From 1975 through 1980, Mr. Lende was employed by Rotan Mosle, Inc., a Texas-based regional investment banking firm, most recently as Vice President-Corporate Finance. From 1971 to 1975, Mr. Lende was Vice President-Marketing for Heatransfer Corporation, a manufacturer of automobile air conditioners. Mr. Lende is also an advisor to the Alamo Group, Inc.

                                 PROPOSAL #2

                  INCREASE BY 400,000 THE MAXIMUM NUMBER OF
             SHARES OF COMMON STOCK ISSUABLE UNDER THE 1993 PLAN

      The purpose of the 1993 Plan is to provide incentives to its officers, employees and Directors and to help the Company attract and retain qualified officers, employees and Directors. Because only 185,569 shares of Common Stock are available for issuance under the 1993 Plan as of March 31, 1999, the Board of Directors has approved and recommends that the Shareholders vote FOR the proposal to increase by 400,000 the maximum number of shares of Common Stock issuable under the 1993 Plan. In determining whether to vote in favor of this proposal, it is important to note the following:

     o The 400,000 additional shares being sought by the Company for issuance under the 1993 Plan shall be used only for issuance in connection with the exercise of stock options granted under the 1993 Plan;

     o None of the additional 400,000 shares being sought by the Company for issuance under the 1993 Plan may be issued as restricted shares, Awards, SARs, Units or Purchases, as these terms are defined below; and

     o If this proposal is approved by the Shareholders, neither the Compensation Committee nor the Board of Directors will have authority under the 1993 Plan to reprice the exercise price of outstanding stock options or to cancel outstanding stock options and issue replacement stock options at a lower exercise price without shareholder approval.

      The 1993 Plan currently provides that the maximum number of shares issuable under the 1993 Plan is 1,250,000 shares. As of March 31, 1999, 848,771 shares are issuable under outstanding options, 98,107 shares have been issued as restricted shares and 117,553 have been issued upon the exercise of previously outstanding stock options. As a result, as of March 31, 1999, only 185,569 shares are available for issuance under the 1993 Plan. The Board of Directors believes this number of shares is insufficient for the Company to continue its efforts to attract and retain qualified officers, employees and Directors. Accordingly, the Board of Directors recommends that the maximum number of shares issuable under the 1993 Plan be increased by 400,000 shares.

      Under the 1993 Plan, officers and other employees of the Company may be awarded Incentive Stock Options ("ISO"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended, (the "Code") and Directors, officers, employees and consultants of the Company, and other persons or entities may be granted (i) options which do not qualify as ISOs ("NQOs"), (ii) awards of stock in the Company ("Awards"), (iii) stock appreciation rights ("SARs") in conjunction with, or independently of, options granted thereunder, (iv) performance awards in the form of units ("Units") representing phantom shares of stock, and (v) opportunities to make direct purchases of stock in the Company ("Purchases"). In addition, each outside Director of the Company receives an annual grant of options to purchase 3,000 shares of Common Stock, all of which are exercisable over a ten year period at the fair market value of the Common Stock on the date of grant ("Outside Directors' Options"). ISOs, NQOs, Awards, SARs, Units, Purchases and Outside Directors' Options collectively are referred to as "Stock Rights."

      The 1993 Plan is administered by the Compensation Committee, a committee of the Board of Directors composed of three outside Directors. Subject to the provisions of the 1993 Plan, the Compensation Committee has the authority to determine the persons to whom Stock Rights shall be granted, the number of shares covered by each such grant, the exercise or purchase price per share, the time or times at which Stock Rights shall be granted and exercisable, whether each option granted shall be an ISO or a NQO, whether restrictions such as repurchase options are to be imposed on shares subject to Stock Rights and the nature of such restrictions, if any; however, the Compensation Committee does not have authority to determine whether or when a Director may receive or exercise Outside Directors' Options and, if this proposal is approved by the Shareholders, neither the Compensation Committee nor the Board of Directors will have authority under the 1993 Plan to reprice the exercise price of outstanding stock options or to cancel outstanding stock options and issue replacement stock options at a lower exercise price without Shareholder approval. In addition, none of the additional 400,000 shares being sought by the Company for issuance under the 1993 Plan may be issued by the Compensation Committee as Restricted Shares, Awards, SARs, Units or Purchases.

      The affirmative vote of the holders of a majority of the shares present and voting at the meeting in person or by proxy is required to approve this proposal. For the reasons set forth above, the Board of Directors has approved and recommends that the Shareholders vote FOR this proposal.


                                 PROPOSAL #3

                           APPOINTMENT OF AUDITORS

      The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to audit the accounts of the Company for the 1999 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of Shareholders, but the Board of Directors considers it appropriate for the Shareholders to express or withhold their approval of the appointment. If Shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding year. The Board of Directors recommends that the Shareholders vote FOR approval of the appointment of Arthur Andersen LLP. The affirmative vote of a majority of the shares present and voting at the meeting in person and by proxy is required for approval.


                    MEETINGS AND COMPENSATION OF DIRECTORS

      During the fiscal year ended December 31, 1998, the Board of Directors held eight (8) meetings. During the fiscal year ended December 31, 1998, no incumbent Director attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a Director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she has served.

      The members of the Board of Directors who are not full time employees of the Company are compensated at the rate of $20,000 per year and $1,000 per meeting attended. Members of committees of the Board of Directors are compensated at the rate of $1,000 per meeting attended. In addition, each Outside Director of the Company receives an annual grant of options to purchase 3,000 shares of Common Stock. The exercise price for these options is the closing sale price on the last business day prior to January 1 of the year for which the options are granted ($11.313 per share for 1999).

      The Board of Directors has standing Audit, Compensation and Nominating Committees. The Board of Directors also forms ad hoc committees from time to time.

                               AUDIT COMMITTEE

      The Audit Committee of the Board of Directors, which currently consists of Robert R. Lende, Palmer L. Moe and Ferd. C. Meyer, Jr., met two (2) times during the 1998 fiscal year. The functions of the Audit Committee are to recommend the selection of independent accountants, review and recommend approval of annual audited financial statements, and review significant changes in accounting policies and procedures. In addition, the Audit Committee reviews the adequacy of internal control and record-keeping systems, reviews compliance with applicable regulations and policies (including environmental regulations and policies on insider trading), and monitors litigation, fraud, and conflict of interest and their potential impact on financial results.


                            COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors currently consists of Robert M. Ayres, Jr., Heather J. Gradison and Ferd. C. Meyer, Jr. The Compensation Committee met seven (7) times during the 1998 fiscal year. The functions of the Compensation Committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The Compensation Committee administers the 1993 Plan. No officer of the Company is a member of the Compensation Committee.


                             NOMINATING COMMITTEE

      The Nominating Committee of the Board of Directors currently consists of Robert M. Ayres, Jr., Heather J. Gradison and Robert R. Lende. The Committee met two (2) times during the 1998 fiscal year. The function of the Nominating Committee is to consider and recommend nominees for election as Directors. The Nominating Committee will consider nominees recommended by Shareholders.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                                    None.


              COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities Exchange Commission and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its Directors and executive officers, the Company believes that during the year ended December 31, 1998, all Section 16(a) filing requirements were satisfied, except for (i) an inadvertent late filing of a Form 4 for Clement J. Wydra, reporting the January 1, 1998 grant of 1,000 non-qualified stock options; (ii) an inadvertent late filing of a Form 3 for Ronald A. Rittenmeyer after becoming President and Chief Executive Officer,
(iii) an inadvertent late filing of a Form 3 for Thomas W. Arnst, after becoming Vice President-General Counsel and Secretary; and (iv) an inadvertent late filing of a Form 3 for John M. Hovis, after becoming Vice President-Operations.

                            EXECUTIVE COMPENSATION

      The following table shows all cash and non-cash compensation paid to the Company's present and former Chief Executive Officer, and the four most highly compensated executive officers (collectively, the "Named Executives") for their services to the Company during the years ended December 31, 1998, 1997, and 1996.

                                      SUMMARY COMPENSATION TABLE

                                                       ANNUAL                                  LONG-TERM
                                        -----------------------------------------  -------------------------------
                               FISCAL                               OTHER ANNUAL    RESTRICTED STOCK                   ALL OTHER
                                YEAR      SALARY      BONUS(1)(2)   COMPENSATION         AWARDS          OPTIONS    COMPENSATION(3)
                              --------  ----------  -------------  --------------  ------------------   ----------  ---------------
Bruce M. Flohr (4)              1998     $350,000    $     -- (5)     $   --               --             18,159        $ 73,795
FOUNDER AND                     1997      275,000      110,000            --               --             15,459          80,846
  CHAIRMAN EMERITUS             1996      261,397       68,750            --               --              6,260          80,846

Ronald A. Rittenmeyer (6)       1998      160,431      157,855         106,038(7)      $834,375(8)       300,000             --
CHAIRMAN, PRESIDENT AND         1997          --           --             --               --               --               --
  CHIEF EXECUTIVE OFFICER       1996          --           --             --               --               --               --

Greg B. Petersen                1998      151,667       54,942            --               --             45,105          23,501
VICE PRESIDENT-STRATEGIC        1997       86,559      116,843(9)         --               --             35,000           6,127
PLANNING AND DEVELOPMENT        1996          --           --             --               --              --                --

Michael A. Nosil                1998      145,000       45,049            --               --             26,013          66,532
VICE PRESIDENT-                 1997      133,885       33,093            --               --              2,635          12,389
   ADMINISTRATION               1996      159,086       10,000            --               --             20,000             --

Joseph P. Jahnke                1998       92,313       51,017            --               --             21,820          11,231
VICE PRESIDENT-CHIEF            1997       72,503       20,000            --               --              1,000           7,671
   FINANCIAL OFFICER            1996       76,335       15,233            --               --              5,000           5,250

James R. Davis                  1998      142,500       23,301            --               --             15,658           9,814
VICE PRESIDENT-OPERATIONS       1997       96,667       23,083            --               --              1,000             --
                                1996       87,199        8,000            --               --               --               --

--------------

(1) Bonuses are paid to executive officers, as well as all other employees of the Company, pursuant to the Company's performance-based incentive compensation program.

(2) The amount shown in the bonus column reflects bonuses paid in subsequent periods for performance during the named period.

(3) Consists of amounts contributed by the Company pursuant to the Company's 401(k) profit sharing plan in the amounts of $11,949, $7,161, $8,758 and $11,231 for Mr. Flohr, Mr. Petersen, Mr. Nosil and Mr. Jahnke, respectively, in 1998. In addition, ALL OTHER COMPENSATION consists of premiums paid by the Company for split dollar life insurance in the amounts of $61,846, $16,340, $57,774 and $9,814 for Mr. Flohr, Mr. Petersen, Mr.
     Nosil and Mr. Davis respectively in 1998.

(4)  Mr. Flohr served as Chief Executive Officer until August 1998.

(5) Per Mr. Flohr's employment agreement effective January 1, 1998, he was not eligible for a bonus in 1998.

(6) Mr. Rittenmeyer was hired as President and Chief Executive Officer in August 1998.

(7)  Represents a one-time moving expense reimbursement of $106,038.

(8) Represents the value on the date of grant (15,000 shares on July 29, 1998 and 50,000 shares on December 2, 1998) of restricted stock awards authorized under the 1993 Plan. The value of the total shares awarded in 1998 as of December 31, 1998 is $735,345. The 15,000 shares of restricted stock awarded on July 29, 1998 vest ratably over three years or immediately in the event of a change in control, death, disability or involuntary termination other than for cause. The unvested portion of the restricted stock forfeit as a result of termination for cause during the restriction period. The 50,000 shares of restricted stock vest ratably over five years or immediately in the event of a change in control, death, disability or involuntary termination other than for cause. The unvested portion of the restricted stock forfeit as a result of termination for cause during the restriction period.

(9)  Includes a signing bonus paid to Mr. Petersen of $90,875.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                                       AT ASSUMED ANNUAL RATES
                                                                                                     OF STOCK PRICE APPRECIATION
                                                INDIVIDUAL GRANTS IN 1998                                 FOR OPTION TERM (1)
                             ---------------------------------------------------------------------  -----------------------------
                             NUMBER OF       % OF TOTAL
                             SECURITIES        OPTIONS
                             UNDERLYING       GRANTED TO          EXERCISE OR
                              OPTIONS        EMPLOYEES IN          BASE PRICE
     NAME                    GRANTED(2)       FISCAL YEAR          ($/SHARE)      EXPIRATION DATE        5%($)           10% ($)
   --------                 ------------     -------------        ------------    ----------------   ------------     -----------
Bruce M. Flohr............    18,159             2.50%            $ 15.75(4)         02/25/2008      $   179,867      $   455,817
Ronald A. Rittenmeyer.....   150,000            20.67               14.38(5)         07/29/2008        1,356,054        3,436,507
Ronald A. Rittenmeyer.....    50,000(7)          6.89               14.38(5)         07/29/2008          452,018        1,145,502
Ronald A. Rittenmeyer.....    50,000(8)          6.89               14.38(5)         07/29/2008          452,018        1,145,502
Ronald A. Rittenmeyer.....    50,000(9)          6.89               14.38(5)         07/29/2008          452,018        1,145,502
Greg B. Petersen..........     5,571(11)         0.77               15.75(4)         02/25/2008           55,181          139,840
Greg B. Petersen..........    39,534(10)         5.45               11.94(6)         11/10/2008          296,799          752,146
Michael A. Nosil..........     5,386(11)         0.74               15.75(4)         02/25/2008           53,349          135,196
Michael A. Nosil..........    20,627(10)         2.84               11.94(6)         11/10/2008          154,856          392,435
Joseph P. Jahnke..........     1,000(11)         0.14               14.31(3)         01/01/2008            8,934           22,741
Joseph P. Jahnke..........    20,820(10)         2.87               11.94(6)         11/10/2008          156,305          396,107
James R. Davis............     5,200(11)         0.72               15.75(4)         02/25/2008           51,506          130,528
James R. Davis............    10,458(10)         1.44               11.94(6)         11/10/2008           78,513          198,967

-------------

(1) Potential gains are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $11.94 in 1998 would yield profits of $7.51 at 5.0% appreciation per year over ten years, or $19.03 at 10.0% appreciation per year over the same period. One share of stock purchased at $14.31 in 1998 would yield profits of $8.93 at 5.0% appreciation per year over ten years, or $22.74 at 10% appreciation per year over the same period. One share of stock purchased at $14.38 in 1998 would yield profits of $9.04 at 5.0% appreciation per year over ten years, or $22.91 at 10.0% appreciation per year over the same period. One share of stock purchased at $15.75 in 1998 would yield profits of $9.91 at 5.0% appreciation per year over ten years, or $25.10 at 10.0% appreciation per year over the same period.

(2) All options granted in 1998 by the Company, except as noted, vest over a five year period from the date of grant, provided the option holder remains employed with the Company. The options expire ten years from date of grant.

(3) The options were granted in January 1998. The exercise price was set at $14.31, the last sale price for the Company's Common Stock on December 31, 1997.

(4) The options were granted in February 1998. The exercise price was set at $15.75, the last sale price for the Company's Common Stock on February 24, 1998.

(5) The options were granted in July 1998. The exercise price was set at $14.38, the last sale price for the Company's Common Stock on July 28, 1998.

(6) The options were granted in November 1998. The exercise price was set at $11.94, the last sale price for the Company's Common Stock on November 10, 1998.

(7) The option becomes fully vested on the ninth anniversary of the grant date, provided the holder remains employed with the Company; however, the option becomes exercisable earlier at the close of the first 15 consecutive - trading - day period over which the average closing price of the Company's Common Stock is at least equal to a target price of $17 per share. Upon achievement of the target price, the option will then become exercisable 20% per year determined retrospectively as of each of the first five anniversary dates of the grant date. The option expires ten years from date of grant.

(8) The option becomes fully vested on the ninth anniversary of the grant date, provided the holder remains employed with the Company; however, the option becomes exercisable earlier at the close of the first 15 consecutive - trading - day period over which the average closing price of the Company's Common Stock is at least equal to a target price of $21 per share. Upon achievement of the target price, the option will then become exercisable 20% per year determined retrospectively as of each of the first five anniversary dates of the grant date. The option expires ten years from date of grant.

(9) The option becomes fully vested on the ninth anniversary of the grant date, provided the holder remains employed with the Company; however, the option becomes exercisable earlier at the close of the first 15 consecutive - trading - day period over which the average closing price of the Company's Common Stock is at least equal to a target price of $25 per share. Upon achievement of the target price, the option will then become exercisable 20% per year determined retrospectively as of each of the first five anniversary dates of the grant date. The option expires ten years from date of grant.

(10) Represents new stock options granted as a result of repricing on November 10, 1998. In order to obtain these stock options the employees were required to tender all previously granted stock options. The amount of shares included under the new options were reduced from the number of shares covered by the tendered options by the same percentage as the new stock option exercise price was less than the tendered option exercise price.

(11) Tendered and canceled in connection with repricing on November 10, 1998.

      The following table describes the exercisable and unexercisable options to purchase shares of the Company's Common Stock held by the Company's Named Executives and the value of such options as of December 31, 1998.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                                                                         VALUE OF UNEXERCISED
                                                                       NUMBER OF UNEXERCISED                  IN-THE-MONEY
                                SHARES                                  OPTIONS AT 12/31/98              OPTIONS AT 12/31/98(2)
                              ACQUIRED ON           VALUE          -----------------------------    ------------------------------
     NAME                     EXERCISE (#)       REALIZED ($)      EXERCISABLE     UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
    ------                    ------------       ------------      -----------     -------------    -----------      -------------
Bruce M. Flohr...........      25,275(1)         $200,007(1)          22,599          42,117            --                --
Ronald A. Rittenmeyer....        None                N/A                --           300,000            --                --
Greg B. Petersen.........        None                N/A                --            39,534            --                --
Joseph P. Jahnke.........        None                N/A                --            20,820            --                --
Michael A. Nosil.........        None                N/A                --            20,627            --                --
James R. Davis...........        None                N/A                --            10,458            --                --

------------
(1) Mr. Flohr exercised 25,275 options which resulted in a gain of $200,007, a result of the difference between the exercise price of the options and the market price of the options on the date the options were exercised.

(2) The value of unexercised options is based on the difference between the closing sales price of $11.313 per share of Common Stock on December 31, 1998 and the option exercise price.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                              PERFORMANCE OR
                                                            OTHER PERIOD UNTIL          ESTIMATED FUTURE VALUE OF PAYOUTS UNDER
       NAME                          NUMBER OF SHARES(1)   MATURATION OR PAYOUT               NON-STOCK PRICE-BASED PLANS(2)
      ------                        --------------------  ----------------------     ---------------------------------------------
                                                                                     THRESHOLD(3)     TARGET(4)        MAXIMUM(5)
                                                                                     ------------     ----------       ----------
Bruce M. Flohr..................          6,111                 3 Years                34,573          69,134           138,267
Ronald A. Rittenmeyer(6)........           --                      --                    --              --                --
Greg B. Petersen................          1,875                 3 Years                10,612          21,212            42,424
Michael A. Nosil................          1,813                 3 Years                10,261          20,510            41,021
Joseph P. Jahnke................            300                 3 Years                 1,697           3,394             6,788
James R. Davis..................          1,750                 3 Years                 9,899          19,798            39,596

-------------
(1) Represents the number of performance shares granted on February 25, 1998 (except Mr. Jahnke's which were granted on January 1, 1998), pursuant to the 1993 Plan. The final payouts for performance shares are made in the Company's Common Stock and are based on the Company's total shareholder return as compared to a group of publicly traded railroad, trucking and transportation logistic companies and the "Russell 2000" index. Employees must be employed by the Company at the end of three years from the date of the award to receive the performance shares. During the three year period, the number of shares to be awarded can increase by a maximum of 200 percent or decrease to zero.

(2)  Assumes a price of $11.313 per share.

(3) The threshold amount assumes a total shareholder return, which, when compared to the benchmarks, yields a 50 percent payout.

(4) The target amount assumes a total shareholder return, which, when compared to the benchmark yields, a 100 percent payout.

(5) The maximum amount assumes a total shareholder return, which, when compared to the benchmarks, yields a 200 percent payout.

(6)  Mr. Rittenmeyer did not receive performance shares in 1998.

      Effective November 10, 1998, the Board of Directors of the Company granted stock options to its current employee optionholders (other than Mr. Flohr, then Chairman of the Board, and Mr. Rittenmeyer, President and Chief Executive Officer) at an exercise price of $11.94 per share, the market value of the Company's Common Stock on the date of grant. These options vest over five years in accordance with the 1993 Plan. In order to obtain the newly granted stock options the employees were required to tender all previously granted employee options for cancellation. As to any employee, the amount of shares included under the new options was reduced from the number of shares covered by the canceled options by the same percentage as the new option exercise price was less than the canceled option exercise price. All employees tendered their previously granted options for cancellation. 344,259 stock options were cancelled, and 246,647 stock options were issued, as a result of the repricing. The following table details the options canceled for any Named Executive during 1998. The Company has not canceled and repriced options prior to 1998.

                          TEN-YEAR OPTION REPRICING


                                               NUMBER OF   MARKET PRICE OF  EXERCISE PRICE                     LENGTH OF ORIGINAL
                                                OPTIONS     STOCK AT TIME     AT TIME OF      NEW EXERCISE   OPTION TERM REMAINING
      NAME                          DATE      REPRICED(#)    OF REPRICING      REPRICING         PRICE        AT DATE OF REPRICING
    --------                      --------    -----------  ---------------  --------------    ------------   ----------------------
Greg B. Petersen                  11/10/98     35,000(1)        $11.94           $17.88          $11.94               8.5
   VICE PRESIDENT - STRATEGIC     11/10/98     30,000(1)         11.94            30.00           11.94               8.5
   PLANNING AND DEVELOPMENT.....  11/10/98      5,571(1)         11.94            15.75           11.94               9.4

Michael A. Nosil                  11/10/98     20,000(2)         11.94            24.25           11.94               7.7
   VICE PRESIDENT -               11/10/98      2,635(2)         11.94            18.50           11.94               8.4
   ADMINISTRATION...............  11/10/98      5,386(2)         11.94            15.75           11.94               7.7

Joseph P. Jahnke                  11/10/98      5,000(3)         11.94            23.75           11.94               8.0
   VICE PRESIDENT -               11/10/98      1,000(3)         11.94            25.25           11.94               8.2
   CHIEF FINANCIAL OFFICER......  11/10/98      1,000(3)         11.94            14.31           11.94               9.2

James R. Davis                    11/10/98     10,000(4)         11.94            19.75           11.94               7.1
   VICE PRESIDENT - OPERATIONS .  11/10/98      1,000(4)         11.94            25.25           11.94               8.2
                                  11/10/98      5,200(4)         11.94            15.75           11.94               7.7

---------------

(1) Options were canceled and replaced with a total of 39,534 options at the date of repricing.

(2) Options were canceled and replaced with a total of 15,627 options at the date of repricing.

(3) Options were canceled and replaced with a total of 3,820 options at the date of repricing.

(4) Options were canceled and replaced with a total of 10,458 options at the date of repricing.


                 CHANGE IN CONTROL AND EMPLOYMENT AGREEMENTS

CHANGE IN CONTROL AGREEMENTS:

      On February 25, 1998, the Board of Directors authorized the Company to enter into Change in Control Agreements with its executive officers. The Board authorized the Change in Control Agreements in order to, among other things, (i) assure the ability of the Company and its subsidiaries to attract and retain competent senior executives and the continuity of management in the event of an actual or threatened change in control of the Company, and (ii) assure that management is, as a practical matter, able to evaluate any actual or threatened takeover bid objectively. The Change in Control Agreements were not entered into in response to any actual or threatened change in control of the Company.

      Under the Change in Control Agreements, an officer will receive a lump-sum payment equal to three (3) times the officer's current base pay and targeted cash bonus upon the termination of the officer's employment with the Company within two (2) years after a change in control. An officer will also be permitted to participate, for three (3) years after termination, in the Company's various health care, dental, group life and group long-term disability benefit plans, and will be provided with the title to any Company car the officer is using at the time of termination. Except in certain situations, the Company will also pay any additional amounts necessary to cover any federal excise taxes the officer may incur as a result of the Change in Control Agreements and, provided the officer has not acted in bad faith or with no colorable claim of success, the Company will pay all of the legal fees incurred by the officer in enforcing the Change in Control Agreements. In general, a change in control is deemed to have occurred upon any of the following: (i) an individual, entity or group acquires 20% or more of the outstanding voting stock of the Company, (ii) the individuals who constitute the incumbent Board of Directors cease to constitute at least a majority of the Board of Directors,
(iii) the consummation of a reorganization, merger or consolidation, the sale or disposition of all or substantially all of the Company's assets or other transaction (a "Business Combination") unless immediately after the Business Combination (a) the beneficial owners before the Business Combination own two-thirds of the voting stock, (b) no person beneficially owns 20% or more of the voting stock in the entity resulting from the Business Combination, and (c) at least a majority of the Company's Board of Directors before the Business Combination comprise the Board of the entity resulting from the Business Combination, or (iv) approval of the complete liquidation or dissolution of the Company by the Company's shareholders. The Company may, however, terminate an officer's employment and not pay him or her any amounts under the Change in Control Agreements if the officer is convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties, intentionally engages in wrongful damage to the property of the Company or intentionally engages in the wrongful disclosure of confidential information, any of which demonstrably and materially harms the Company.

EMPLOYMENT AGREEMENTS:

      BRUCE M. FLOHR. Effective January 1, 1998, the Company entered into an employment agreement with Bruce M. Flohr, then Chairman of the Board and Chief Executive Officer. The term of Mr. Flohr's employment agreement is January 1, 1998 through August 31, 2004. Under the employment agreement, Mr. Flohr is entitled to a monthly salary of $29,166.67 from January 1, 1998 to August 31, 1999 and $8,333.33 from September 1, 1999 to August 31, 2004. Beginning on September 1, 1999 and on each September 1 during the term of the employment agreement, the applicable monthly salary shall be increased based upon increases in the Consumer Price Index. Mr. Flohr shall continue to be entitled to participate in the Company's 401(k) plan, but shall not receive any additional grants, awards, or payments as an employee under the 1993 Plan, or under any other incentive compensation program or plan of the Company. In addition, Mr. Flohr will not receive any additional cash compensation for serving as a director during the term of his employment contract; however, after September 1, 1999, Mr. Flohr will receive the same stock and other non-cash compensation paid to directors of the Company. The Company agrees to maintain during Mr. Flohr's employment, at its expense and subject to a lien in the Company's favor, a $910,890 split dollar life insurance contract payable to Mr. Flohr's estate and/or beneficiaries as designated. The employment agreement with Mr. Flohr shall terminate if any one of the following events occur: (1) expiration of the term of the employment agreement, (b) death or total and permanent disability of Mr. Flohr, (c) change in control of the Company, (d) Mr. Flohr's written notice to the Company of his voluntary resignation, (e) termination without cause, or
(f) termination for cause. If Mr. Flohr's employment agreement is terminated due to the voluntary resignation from employment of the Company, compensation payable to Mr. Flohr shall cease as of the effective date of such termination. If employment is terminated due to death or total and permanent disability of Mr. Flohr or for cause, Mr. Flohr is entitled to receive six (6) months' salary from the time of such termination. If Mr. Flohr's employment agreement is terminated due to a change in control, as defined in the employment agreement and which definition is virtually identical to the definition of change of control in the Change of Control Agreements, Mr. Flohr is entitled to a lump sum payment on the date of such termination in an amount equal to the unpaid amounts of compensation under the employment agreement, which amounts may be "grossed up" should any portion of Mr. Flohr's benefits be subject to any excise taxes. If the employment agreement is terminated without cause, Mr. Flohr is entitled to receive from the Company the remaining applicable monthly salary payments as if the agreement had not been terminated. Mr. Flohr agrees to refrain during his employment by the Company and for a period of one (1) calendar year thereafter, without written permission from the Company, from becoming interested in any way in the business of owning, leasing or operating freight railroads or freight cars except as a 'passive' shareholder of a publicly-traded corporation, with the further understanding that Mr. Flohr shall not own more than one percent (1%) of any class of capital stock of such a publicly-traded corporation without advance approval of the Board of Directors of the Company.

      RONALD A. RITTENMEYER. In connection with the Company's hiring of Ronald
A. Rittenmeyer as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Rittenmeyer effective July 29, 1998. The term of Mr. Rittenmeyer's employment agreement commenced on August 24, 1998 and terminates on August 24, 2003. The employment agreement will be automatically renewed and the term extended for additional one-year periods commencing on August 24, 2003, and on each anniversary date thereafter, unless the Company or Mr. Rittenmeyer elect in writing not to extend the term. Under the employment agreement Mr. Rittenmeyer is entitled to an annual base salary of not less than $400,000. Mr. Rittenmeyer's annual cash incentive target percentage will not be less than 50% of his annual base salary and his long-term incentive compensation award will not be less than 150% of his annual incentive award. Mr. Rittenmeyer will be provided a disability policy such that in the aggregate, the disability benefits provided to him will equal 60% of his annual base salary. The employment agreement with Mr. Rittenmeyer shall terminate if any one of the following events occur: (a) death, (b) total and permanent disability, (c) termination for cause, (d) involuntary termination other than for cause or (e) voluntary termination by Mr. Rittenmeyer. If the employment agreement is terminated due to death or disability, Mr. Rittenmeyer or his estate is entitled to the unpaid annual base salary, any accrued and/or unused vacation days, the target bonus under the Company's bonus plan prorated for the number of days until termination and any death or disability benefits available under any applicable employee benefit plan. If the employment agreement is involuntarily terminated other than for cause, as defined in the agreement, Mr. Rittenmeyer is entitled to his unpaid annual base salary, any accrued and/or unused vacation days, the target bonus under the Company's bonus plan prorated for the number of days until termination, a payment equal to two times the sum of his annual base salary plus two times his target annual bonus, any payments under applicable Company plans or programs, continuance of welfare benefits for 24 months after termination and outplacement services in an amount up to $30,000. Pursuant to his employment agreement, Mr. Rittenmeyer received 15,000 shares of restricted Common Stock, which shares are held in escrow and subject to forfeiture; provided, however, that on each of the first three anniversary dates of the date of award, 5,000 shares of such restricted Common Stock will no longer be subject to forfeiture and will be released from escrow. Mr. Rittenmeyer also received an option to purchase 150,000 shares of Common Stock, which vest 20% per year beginning on the first anniversary of the date of grant. Additionally, three separate options to purchase 50,000 shares of Common Stock each were granted to Mr. Rittenmeyer, which options do not become exercisable until the earlier of
(i) the ninth anniversary of the date of grant or (ii) the close of the first 15-consecutive-trading-day period over which the average closing price of the Company's Common Stock is at least equal to a specified target price, as defined in the agreement. The exercise price of the options is equal to the closing price of the Company's Common Stock on the day immediately preceding the date of grant and the options expire 10 years from the date of grant. All restrictions pertaining to the shares of restricted Common Stock will lapse if Mr. Rittenmeyer's employment agreement with the Company is involuntarily terminated other than for cause or in the event of a change in control of the Company, death or disability. All options granted will become fully vested if Mr. Rittenmeyer's employment agreement with the Company is involuntarily terminated other than for cause or in the event of a change in control of the Company.

      GREG B. PETERSEN. The Company has an employment contract with Greg B. Petersen, Vice President-Strategic Planning and Development, whereby one year of his base salary is guaranteed should the Company choose to terminate his employment before May 1999 for any reason other than performance or violation of Company policy.

      The Company does not have employment contracts with any other Named Executives.


                        COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Board of Directors, consisting of three
(3) independent Directors, (the "Committee") presents the following report on executive compensation. The report describes the Company's executive compensation programs and the basis on which the Committee made compensation decisions for 1998 with respect to the Company's executive officers, including those named in the above compensation tables.

    COMPENSATION OBJECTIVES. RailTex's executive compensation program has as its foundation the following objectives:

o Maintaining a total compensation program consisting of base salary, performance incentives and benefits designed to support the corporate goal of providing superior value to RailTex shareholders and customers;

o Providing comprehensive programs which serve to facilitate the recruitment, retention and motivation of qualified executives; and

o Rewarding key executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to RailTex's shareholders in both the long-term and the short-term.

      To achieve these objectives, the Committee has developed a compensation program which combines annual base salaries with annual bonuses, stock option grants and performance share awards tied to corporate and individual performance. The Committee, from time to time, has retained Hewitt Associates, an independent compensation consultant to assist the Committee with the Company's compensation program.

    ANNUAL BASE SALARIES. The Committee annually establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to approval by the Board of Directors. The Committee's decisions regarding the 1998 base salary to be paid to each executive officer and the executive officers as a group were based upon several factors, including the executive's job performance, competitive compensation data, and the executive's experience, responsibilities and management abilities. The Committee also considered the Company's performance in 1997.

    ANNUAL INCENTIVE COMPENSATION. The Company maintains a performance-based, incentive compensation program through which a portion of the Company's earnings are distributed as compensation to all of its employees. Cash incentive compensation to the Company's executive officers are paid annually. The incentive compensation plan for executive officers provides for cash incentive compensation to be paid based upon a predetermined target (expressed as a percentage of annual salary). The target is increased or decreased based upon the Company's net income achieved relative to the business plan as approved by the Board of Directors and the executive officer's personal performance. In addition, executive officers are also awarded, through the 1993 Plan, a calculated value of stock options and performance shares based upon a predetermined percentage of the cash incentive compensation, as defined in the incentive compensation plan. The Compensation Committee may also award special bonuses to recognize special achievements. The executive officer bonuses for 1998 were determined and paid in February 1999.

   STOCK OPTIONS AND PERFORMANCE SHARES. In order to encourage executive officers to focus on the Company's long-term performance, the Committee granted its executive officers non-qualified stock options to purchase shares of the Company's Common Stock. The options, with a ten-year term, vest and become exercisable at the rate of 20% per year commencing on the first anniversary of the date of grant, provided the executive officer remains an employee of the Company. In furtherance of the Company's compensation objectives - namely, to motivate and retain the Company's employees - 344,259 stock options outstanding as of November 1998 which had exercise prices substantially above the current market price of the Company's Common Stock and which were held by employees of the Company (other than Ronald A. Rittenmeyer, President and Chief Executive Officer and Bruce M. Flohr, then Chairman of the Board) were cancelled in November 1998, and 246,647 new stock options were simultaneously granted to the employees, with new exercise prices and vesting schedules. (See "Ten-Year Option Repricing.")

      In addition, the Company awarded its executive officers performance shares (except for Thomas W. Arnst, Vice President-General Counsel and Secretary, John
M. Hovis, Vice President-Operations and Ronald A. Rittenmeyer, President and Chief Executive Officer, who were not eligible in 1998). Payouts for performance shares are made in the Company's Common Stock and are based on the Company's total shareholder return over a three year period as compared to a group of publicly traded railroad, trucking and transportation logistic companies and the "Russell 2000" index. Employees must be employed by the Company at the end of three years from the date of the award to receive the performance shares. At the conclusion of the two year period, the number of shares awarded can increase by a maximum of 200 percent or decrease to zero based on the Company's total shareholder return versus the benchmark groups during the three year performance period.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Rittenmeyer's compensation for 1998 was determined by the terms of his employment agreement entered into in connection with his hiring as Chief Executive Officer and President. (See "Change in Control and Employment Agreements.") Pursuant to Mr. Rittenmeyer's employment agreement, Mr. Rittenmeyer received $160,431 as salary for the portion of the year ended December 31, 1998 during which Mr. Rittenmeyer was employed by the Company. Mr. Rittenmeyer also received options to purchase 300,000 shares of the Company's Common Stock at $14.38 per share, the price of the Company's Common Stock on the date of grant, and was awarded 65,000 shares of restricted stock. Mr. Rittenmeyer also received a cash bonus of $73,082, in accordance with his employment agreement, plus an additional $84,773 cash bonus in recognition for Mr. Rittenmeyer's and the Company's accomplishments in the third and fourth quarter of 1998. In agreeing upon the terms of Mr. Rittenmeyer's employment agreement, the Committee considered, among other things, his experience and the salaries of Chief Executive Officers of comparable companies.

    DEDUCTIBILITY OF COMPENSATION. In accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), the deductibility for corporate federal income tax purposes of certain compensation paid to certain individual executive officers of the Company in excess of $1 million in any year may be restricted. No executive officer of the Company was paid compensation in 1998 that would result in a loss of deductibility for the Company under Section 162(m); however, in the event the Company's Change in Control Agreements are triggered, the Company at such time could be required to pay compensation to certain executive officers that would be in excess of such deductibility limit. (See "Change in Control and Employment Agreements.") Although it is not currently contemplated, the Committee may in the future recommend additional compensation for executive officers that may exceed the limits of deductibility under Section 162(m), provided the Committee determines that it is in the best interest of the Company and its Shareholders.



                                          COMPENSATION COMMITTEE:

                                          ROBERT M. AYRES, JR.
                                          HEATHER J. GRADISON, CHAIRMAN
                                          FERD. C. MEYER, JR.

                        STOCK PRICE PERFORMANCE GRAPH

      The Company's Common Stock first began publicly trading on the National Market System of Nasdaq on November 18, 1993. The graph below compares the cumulative total shareholder return on the Company's Common Stock for the period December 31, 1993 through December 31, 1998, with the cumulative total return on the Nasdaq U.S. Composite Index, the Nasdaq Truck and Transportation Index, and a composite comparison group determined by the Company consisting of certain Class I railroads, trucking companies, and rail equipment companies. Conrail, Inc. has been excluded from the composite comparison group in 1998 and 1997 due to its merger with CSX Transportation, Inc. and Norfolk Southern Railway Company in mid-1997. The return calculations presented assume an investment of $100 on December 31, 1993 in the Company's Stock and each of the indices, and the reinvestment of all dividends.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]



                                              12/31/93    12/30/94    12/29/95    12/31/96     12/31/97     12/31/98
  -------------------------------------------------------------------------------------------------------------------
  RailTex                                        100         86           76         91            52           41
  NASDAQ US Composite Index                      100         98          139        171           210          295
  NASDAQ Truck/Transportation Index              100         91          106        117           150          133
  Peer Group                                     100         84          120        137           155          149
  -------------------------------------------------------------------------------------------------------------------


                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

            The following table sets forth the beneficial ownership of the Company's Common Stock at March 15, 1999 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) Named Executives, and (iv) all Directors and executive officers as a group. The address for each of the Directors and the Named Executives is the address of the Company.

                                                      SHARES         % OF TOTAL
                                                   BENEFICIALLY        SHARES
5% SHAREHOLDERS, DIRECTORS AND NAMED EXECUTIVES      OWNED(1)        OUTSTANDING
-----------------------------------------------    ------------      -----------
State of Wisconsin Investment Board                  1,078,600           11.6%
    P.O. Box 7842
    Madison, WI 53707
David L. Babson & Co.                                  935,600           10.1
   One Memorial Drive
   Cambridge, MA 02142
The Capital Guardian Trust Company                     705,000            7.6
   11100 Santa Monica Blvd.
   Los Angeles, CA 90025
Bruce M. Flohr(2)                                      607,663            6.5
Dimensional Fund Advisors Inc.                         461,200            5.0
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401
Robert M. Ayres, Jr.(3)                                200,374            2.2
Robert R. Lende(4)                                     152,264            1.6
Laura D. Davies(5)                                      79,919            0.9
Ronald A. Rittenmeyer                                   65,000            0.7
Ferd. C. Meyer, Jr.(6)                                  21,950            0.2
Palmer L. Moe (7)                                       21,318            0.2
Heather J. Gradison(8)                                  14,100            0.2
James R. Davis                                           2,900            0.0
Greg B. Petersen                                         1,000            0.0
Michael A. Nosil                                           580            0.0
Joseph P. Jahnke                                           200            0.0
Directors and executive officers
  as a group (14 persons) (9)                        1,182,268           12.5

-----------------
(1) Each holder has advised the Company that, except as noted below, it has sole investment and voting power with respect to the shares indicated.

(2) The number of shares of Common Stock beneficially owned by Mr. Flohr includes 29,322 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days. Not included are an aggregate of 20,565 shares beneficially owned by certain relatives of Mr. Flohr not living in his home.

(3) The number of shares of Common Stock beneficially owned by Mr. Ayres includes 9,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days. Also included are 10,000 shares of Common Stock held by a private foundation for which Mr. Ayres has voting and investment power.

(4) The number of shares of Common Stock beneficially owned by Mr. Lende includes 40,193 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days. Also included are 7,500 shares held by a private foundation, of which Mr. Lende is a co-trustee. Mr. Lende disclaims beneficial ownership of these shares.

(5) The number of shares of Common Stock beneficially owned by Mrs. Davies includes 58,982 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

(6) The number of shares of Common Stock beneficially owned by Mr. Meyer includes 9,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

(7) The number of shares of Common Stock beneficially owned by Mr. Moe includes 9,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

(8) The number of shares of Common Stock beneficially owned by Ms. Gradison includes 9,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

(9) The number of shares of Common Stock beneficially owned by the Directors and Executive Officers as a group includes 170,717 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

      Pursuant to Securities and Exchange Commission ("SEC") regulations, in order to be included in the Company's Proxy Statement for the 2000 Annual Meeting, Shareholder proposals must be received at the principal executive offices of the Company, 4040 Broadway, Suite 200, San Antonio, Texas 78209,
Attention: Secretary, no later than December 24, 1999, as well as meet all other SEC requirements. In addition, the Company's Bylaws provide that any Shareholder who desires either to bring a Shareholder proposal before an Annual Meeting or to present a nomination for director at an Annual Meeting must give advance notice to the Company regarding the proposal or nominee. The Bylaws require that written notice be delivered to and received by the Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the Company's Proxy Statement for the Company's previous year's Annual Meeting of Shareholders and contain certain information regarding the Shareholder desiring to present a proposal or make a nomination, as the case may be. A copy of the Company's Bylaws is available upon request from the Secretary of the Company.


                               PROXY SOLICITATION

      The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies. For their services, Corporate Investor Communications, Inc. will receive a fee estimated at $6,000 plus reimbursement of reasonable out-of-pocket expenses. The Company does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, Directors, officers and employees of the Company may solicit proxies personally or by telephone or other means of communication.


                                  OTHER MATTERS

      No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of Shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy card will vote thereon according to their best judgment in the interest of the Company.


RAILTEX, INC.



/s/ THOMAS W. ARNST
    Thomas W. Arnst
    VICE PRESIDENT-GENERAL COUNSEL
       AND SECRETARY

Dated:   April 26, 1999

P                                   RAILTEX, INC.
R                   4040 Broadway, Suite 200 San Antonio, TX 78209
O
X                  PROXY FOR 1999 ANNUAL MEETING OF SHAREHOLDERS
Y                                   MAY 26, 1999

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAILTEX, INC.

  The undersigned acknowledges receipt of the Notice of Annual Meeting of RailTex, Inc. (the "Company") and hereby appoints Robert M. Ayres, Jr., Ferd.
  C. Meyer, Jr., Palmer L. Moe, and each of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of shares of Common Stock the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of the Company to be held May 26, 1999, or at any adjournment thereof and to vote all shares of Common Stock of the Company held by the undersigned and entitled to be voted upon the following matters as indicated on the reverse side.

  This Proxy may be revoked at any time prior to the voting thereof.

  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS NUMBER 1, NUMBER 2 AND NUMBER 3.

     ________________________________________________________________
     Comments/Address Change                                         |
                                                                     |
                                                                     |
                       o FOLD AND DETACH HERE o
                                                             Please mark
                                                             your votes as
                                                             indicated in   [X]
                                                             this example

(1) ELECTION OF CLASS I AND CLASS III DIRECTORS

        FOR all               WITHHOLD         LAURA D. DAVIES, BRUCE M. FLOHR,
    nominees listed          AUTHORITY                PALMER L. MOE AND
      to the right        to vote for all           RONALD A. RITTENMEYER
                          nominees listed
                            to the right       (INSTRUCTIONS: To withhold
         [ ]                    [ ]            authority to vote for any
                                               individual nominee, write that
                                               nominee's name in the space
                                               provided below).
                                               _________________________________

(2) To increase by 400,000 the maximum  (4) In their discretion, to vote upon
    number of shares of Common Stock        such other business as may
    issuable under the Company's 1993       properly come before the meeting
    Stock Plan, as amended.                 or any adjournment thereof.

    FOR     AGAINST     ABSTAIN
    [ ]       [ ]         [ ]

(3) To approve the appointment of          COMMENTS/ADDRESS CHANGE
    Arthur Andersen LLP as the
    Company's auditors for the year        The undersigned(s) acknowledges
    ending December 31, 1999.              receipt of the Notice of 1999 Annual
                                           Meeting of Shareholders and the proxy
    FOR     AGAINST     ABSTAIN            statement accompanying the same,
    [ ]       [ ]         [ ]              each dated April 26, 1999.
                     __________
                              |            Please date this proxy card and sign
                              |            your name exactly as it appears
                              |            hereon. If there is more than one
                              |            owner, each should sign. When signing
                                           as an agent, attorney, administrator,
                                           guardian or trustee, please indicate
                                           your title as such. If executed by a
                                           corporation this proxy card should be
                                           signed in the corporate name by a
                                           duly authorized officer who should so
                                           indicate his or her title.

                                             PLEASE DATE, SIGN AND RETURN THIS
                                                 PROXY CARD PROMPTLY IN THE
                                                     ENCLOSED ENVELOPE.
                                           _____________________________________
                                           Date
                                           _____________________________________
                                           Signature
                                           _____________________________________
                                           Signature if held jointly

                            o FOLD AND DETACH HERE o